Exhibit 10.13A

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063

December 20, 2005	Tel : 650.980.5600 Fax : 650.298.5449 www.codexis.com

Robert (Bubba) S. Breuil

[Address]

Dear Bubba,

On behalf of Codexis, I am pleased to extend to you this offer of employment with Codexis as Senior Vice President and Chief Financial Officer, reporting to Alan Shaw, President and Chief Executive Officer. Your position is a full-time position.

Your employment is subject to proof of your legal right to work in the United States, and to your completing the United States Citizenship and Immigration Service Employment Eligibility Verification Form I-9. Your employment is also subject to successful verification of your professional and character references.

Compensation

Base salary: If you accept this offer and you begin employment with Codexis, you will receive an initial salary of $22,916.67 per month (equivalent to $275,000 per year), payable in periodic installments on regular paydays consistent with company policy for other employees.

Executive Bonus Plan: For 2006, you will be eligible for the Codexis Executive Bonus Plan. The bonus will be paid out in the form of stock options or cash, or a combination of cash and stock options, at the discretion of the Compensation Committee of the Board of Directors. Payout is based on achievement of both Corporate and individual objectives as defined by the CEO and the Board of Directors and subject to the final approval of the Compensation Committee. The dollar value of the bonus payout for the Senior Vice President level will be approximately up to 30% of annual salary, consistent with Codexis’ compensation policy established for other senior executives and subject to confirmation by the Compensation Committee in 2006.

Stock Options

Subject to approval by the Codexis Board of Directors, you will be granted an option to purchase 300,000 shares of stock (the “Initial Hiring Grant”), at an exercise price equal to the fair market value of the shares on the date the option is granted. The shares subject to this option shall vest one fourth, or 25%, on the first anniversary of your employment start date and thereafter shall vest as to 1/48 of the shares per month for the following 36 months until the option is 100% vested. Your stock options will be subject to the terms of the Codexis 2002 Equity Incentive Plan and will be conditioned on your acceptance of an appropriate stock option agreement. Codexis agrees to use good faith efforts to take such actions as are necessary to provide that all stock options granted to you will be “early exercisable” for restricted stock that will be subject to the same vesting schedule set forth above.

Additionally, as soon as practicable following the final closing of Codexis’ next financing, you will be granted an additional stock option (the “Supplemental Hiring Grant”) to purchase that number of shares required to make your then-total ownership of Codexis equal to 1.25% of the then fully-diluted shares of Codexis, at an exercise price equal to the fair market value of the shares on the date the option is granted.

In addition to your Initial and Supplemental Hiring Grants, and subsequent option grants that you may receive, if any, subject to the Codexis Executive Bonus Plan described above, you will be eligible for periodic stock option grants based on Codexis’ and your individual performance, as well as based on your total stock option ownership in Codexis, as determined in good faith by the Compensation Committee and consistent with company policy established for senior executives at the Senior Vice President level. Your target total stock and option ownership, including vested and unvested shares, but excluding any option shares granted pursuant to the Codexis Executive Bonus Plan, is expected to be approximately 1.25% of Codexis’ fully diluted shares outstanding immediately prior to Codexis’ filing to complete an initial public; however, your target ownership may be reduced or increased from time to time based on company policy, and additional stock option grants, if any, will be subject to approval by the Compensation Committee of the Board

Severance

Under these terms of employment, you shall receive severance payments under the following conditions: If you are terminated for any reason other than Cause (as defined below) at any time that is (a) following the three-month anniversary of your employment starting date and (b) prior to the 12-month anniversary of your Supplemental Hiring Grant, you will be entitled to receive $137,500, which amount shall be paid to you over a period of six months on regular paydays consistent with company policy for other employees, or in such a manner as required to not cause the payment of excise tax or other such penalties under Sections 409A or 280G, or other similar sections, of the Internal Revenue Service Code, as amended. Codexis shall continue to provide, and/or find the provision of, the health and insurance benefits in effect at the time of your termination throughout the six-month period following your termination. You shall not be eligible for any other payments or benefits under this severance provision.

For purposes of these terms of employment “Cause” means any one of the following events: (i) your violation of any material provision of these terms of employment or Codexis’ employment policies or procedures; (ii) any intentional or grossly negligent act or omission by you that is reasonably likely to lead to the material injury of Codexis or its business, employees, customers or vendors; (iii) your material violation of any federal, state or local law applicable to Codexis or its business; (iv) your plea of guilty or nolo contendere to, or conviction of, a felony or of a misdemeanor involving moral turpitude; or (v) your continued willful failure to follow the lawful directives of the Board or the President and Chief Executive Officer of Codexis.

Employee Benefits

As a full-time employee, you will be eligible for the Codexis employee benefit plans, including medical, dental, vision, long and short-term disability plans, life insurance, a 401(k) savings plan, and our flexible time off plan that allows full-time employees to accrue 20 days of flexible time off each year of employment, all in a manner and subject to the terms of such plans and company policy providing such benefits for employees at the Senior Vice President level of employment.

Other Terms and Conditions of Employment

All employment with Codexis is “at will.” At will means that you are free to resign from your employment at any time, for any reason or no reason at all, with or without cause and with or without notice. Similarly, Codexis may terminate your employment at any time, for any legal reason, with or without Cause and with or without notice. By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one, other than the President of Codexis or the Chairman of the Board of Directors of Codexis, has the authority to promise you, either orally or in writing, anything to the contrary. Any such agreement must be memorialized in writing and signed by both you and such individual to be effective.

Employment with any other entity, for any reason, is not permitted, excluding your service as a director of another corporate entity engaged in a business that is not directly competitive with Codexis, subject to the prior approval of Codexis’ Board of Directors, which approval shall not be unreasonably withheld. During the course of your employment, you may create, develop or have access to confidential information belonging to Codexis and/or Maxygen, including trade secrets and proprietary information, such as technical and scientific research and/or protocols, customer and supplier information, business plans, marketing plans, unpublished financial information, designs, drawings, innovations, inventions, discoveries, specifications, software, source codes, and personnel information. You agree that as a condition of your employment with Codexis, you will sign and comply with the Codexis Confidential Information, Secrecy and Invention Agreement.

Arbitration of Disputes

You agree that, except as described below, any dispute relating to your employment or the termination of your employment with Codexis shall be finally settled by binding arbitration in Palo Alto, California before a neutral arbitrator of the American Arbitration Association (“AAA”) under its National Rules for the resolution of Employment Disputes. Claims subject to arbitration shall include, but shall not be limited to, claims under Title VII of the Civil Rights Act of 1964 (as amended) and other civil rights statutes of the United States, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, and any other federal, state or local statute or regulation, and the common law of contract and tort. However, this agreement to arbitrate shall not apply to claims (a) for workers’ compensation, (b) for unemployment compensation or (c) injunctive relief arising out of or related to misappropriation of trade secrets or misuse or improper disclosure of confidential information, unfair competition or breach of any non-competition or non-solicitation agreement between you and Codexis.

You understand that by this agreement, you and Codexis are waiving your respective rights to trial by jury and that judgment upon any arbitration award may be entered in any court having jurisdiction of the matter. Any controversy or claim subject to arbitration shall be waived and forever barred if arbitration is not initiated within one year after the date the controversy or claim first arose, or if statutory rights are involved, within the time limit established by the applicable statute of limitations.

With regard to statutory claims, you and Codexis will have the same remedies available in arbitration as those available had the claim been filed in a court of law, including, where authorized by statute, compensatory and punitive damages, injunctive relief and attorneys’ fees. Although Codexis will pay all costs of the AAA and the arbitrator, you agree to pay all costs you would otherwise be required to pay were your claims litigated in a court of law, such as costs of your attorney, deposition transcripts and expert witness fees and expenses.

The terms described in this letter replace all prior agreements, understandings, and promises between Codexis and you concerning the terms and conditions of your employment with Codexis.

Bubba, we are pleased to extend this offer of employment to you and believe that your skills and experience will help Codexis to achieve its goals in the coming years. Please indicate your acceptance of this offer by signing this letter below and returning the letter in the enclosed envelope or fax to 850-980-5613 before December 19, 2006. A copy of the letter is enclosed for your records.

Sincerely,

Codexis, Inc.

By:	/s/ Alan Shaw
Alan Shaw
President & CEO
Codexis, Inc.

I understand and agree to the foregoing terms and conditions of employment with Codexis.

/s/ Robert (Bubba) S. Breuil
Robert (Bubba) S. Breuil

12/22/2005 1/3/2006
Date / Start Date